November 19, 2018

Mark A. Culhane
Executive Vice President and Chief Financial Officer
Teradata Corporation
17095 Via Del Campo
San Diego, California 92127

       Re: Teradata Corporation
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           Form 10-Q for Quarterly Period Ended June 30, 2018
           Filed August 6, 2018
           File No. 001-33458

Dear Mr. Culhane:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services